As filed with the Securities and Exchange Commission on October 1, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Georgia	20-2118147
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1701 Bass Road, Macon, Georgia  31210

(Address of principal executive offices and zip code)

ATLANTIC SOUTHERN FINANCIAL GROUP, INC. 2007 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Mark A. Stevens

Atlantic Southern Financial Group, Inc.

1701 Bass Road

Macon, Georgia 31210

(Name and address of agent for service)

(478) 476-2170

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer, “ and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐  Accelerated filer ☒  Non-accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $5.00 par value	180,000 Shares	$11.49	$2,068,200	$82

(1)                                  Pursuant to Rule 416(a), this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Plan.

(2)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)                                  The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 14, 2008 and as amended on Form 10-K/A, filed on April 8, 2008;

(2)          The Registrant’s Quarterly Reports for the fiscal quarters ended, March 31, 2008, as filed on May 9, 2008, and June 30, 2008, as filed on August 11, 2008; and

(3)          The Registrant’s Current Reports on Form 8-K filed on January 11, 2008, February 4, 2008, February 7, 2008, February 28, 2008, April 14, 2008, April 18, 2008, July 18, 2008, and September 24, 2008;

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The Registrant shall furnish without charge to each person to whom the prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to Carol Soto, Chief Financial Officer, Atlantic Southern Financial Group, Inc., 1701 Bass Road, Macon, Georgia  31210, telephone number (478) 476-2170.

Item 4.           Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

None.

Item 6.           Indemnification of Directors and Officers.

Consistent with the applicable provisions of the Georgia Business Corporation Code, the Registrant’s articles of incorporation provide that it shall indemnify its directors and officers against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director or officer, acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Atlantic Southern and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, Article 9 of the Registrant’s articles of incorporation, subject to limited exceptions and timely written notice of proceedings, eliminates the potential personal liability of a director or officer for monetary damages to Atlantic Southern Financial Group and to its shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for the following: (1) breach of duty involving appropriation of business opportunity of the Registrant; (2) an act of omission involving intentional misconduct or a knowing violation of law; (3) a transaction from which the director derives an improper material tangible personal benefit; or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit its right or the right of the Registrant’s shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 7.           Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit
No.	Description

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Porter Keadle Moore, LLP.

23.3	Consent of Thigpen, Jones, Seaton, & Co., P.C.

24.1	Power of Attorney (see signature pages to this Registration Statement).

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To submit the Atlantic Southern Financial Group, Inc. 2007 Stock Incentive Plan, and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the plan.

(2)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(2)(i) and (a)(2)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(3)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a)

or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on this the 27th day of August, 2008.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:	/s/ Mark A. Stevens
Mark A. Stevens
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Stevens as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 27th day of August, 2008.

Signature	Title

/s/ Mark A. Stevens	President, Chief Executive Officer
Mark A. Stevens	and Director (Principal Executive Officer)

/s/ Carol W. Soto	Chief Financial Officer
Carol W. Soto	(Principal Financial and Accounting Officer)

/s/ William A. Fickling, III
William A. Fickling, III	Chairman of the Board

Signature	Title

/s/ Raymond Odell Ballard, Jr.
Raymond Odell Ballard, Jr.	Director

/s/ Peter R. Cates
Peter R. Cates	Director

/s/ Carolyn Crayton
Carolyn Crayton	Director

/s/ James Douglas Dunwody
James Douglas Dunwody	Director

/s/ Michael C. Griffin
Michael C. Griffin	Director

/s/ Carl E. Hofstadter
Carl E. Hofstadter	Director

/s/ Dr. Laudis H. Lanford
Dr. Laudis H. Lanford	Director

/s/ J. Russell Lipford, Jr.
J. Russell Lipford, Jr.	Director

/s/ Thomas J. McMichael
Thomas J. McMichael	Director

/s/ Donald L. Moore
Donald L. Moore	Director

/s/ Tyler Rauls, Jr.
Tyler Rauls, Jr.	Director

/s/ Dr. Hugh F. Smisson, III
Dr. Hugh F. Smisson, III	Director

/s/ George Waters, Jr.
George Waters, Jr.	Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Porter Keadle Moore, LLP.

23.3	Consent of Thigpen, Jones, Seaton, & Co., P.C.

24.1	Power of Attorney (see signature pages to this Registration Statement).